Exhibit 21

SUBSIDIARIES OF STEALTHGAS INC.

Access Consultants Co.
Alexis Shipholding S.A.
Aracruz Trading Ltd.
Atlas Investments S.A.
Aubine Services Ltd.
Balcan Profit Limited
Baroness Holdings Inc.
Celidon Investments Inc.
Fine Tuning Inc.
Floyd Properties Co.
Geneve Butane Inc.
Grazia Maritime Ltd.
Heather Trading S.A.
Iceland Limited
Industrial Materials Inc.
Leader Investments Inc.
Lpgone Ltd.
Lyonet Holdings Corp.
Matrix Gas Trading Ltd.
Northern Yield Shipping Limited
Ocean Blue Limited
Oxford Gas Ltd.
Oswald Trading Limited
Pacific Gases Ltd.
Sabrina Enterprises S.A.
Semichlaus Exports Ltd.
Stellar Management Limited
VCM Trading Ltd.
Ventspils Gases Ltd.